As filed with the Securities and Exchange Commission on July 29, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRUNSWICK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-0848180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 N. Field Ct.

Lake Forest, Illinois 60045-4811

(847) 735-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lloyd C. Chatfield II

Brunswick Corporation

Vice President, General Counsel and Secretary

1 N. Field Ct.

Lake Forest, Illinois 60045-4811

(847) 735-4700

(Name, address, including zip code and telephone number,

including area code, of agent for service)

with copies to:

Larry A. Barden

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒    Accelerated filer  ☐    Non-Accelerated filer  ☐    Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED(1)(2)	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(1)	AMOUNT OF REGISTRATION FEE(1)
Debt Securities(3) Preferred Stock(3) (4) Depository Shares (3)(5) Common Stock(3)(4) Warrants(6) Stock Purchase Contracts(7) Stock Purchase Units(8)

(1)

An indeterminate aggregate initial offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities. In reliance on and in accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $50,000 that has already been paid with respect to $200,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-71344 filed on October 10, 2001, and were not sold thereunder.

(2)

The securities registered under this registration statement may be sold separately, together or as units with other securities registered under this registration statement and may include hybrid securities consisting of a combination of features of any of the securities listed in the table.

(3)

Debt securities, preferred stock, depository shares and common stock, as may be issuable upon conversion or redemption, or upon the exercise of warrants registered under this registration statement, of debt securities, preferred stock or depository shares, as the case may be, registered under this registration statement.

(4)	Shares of common stock and preferred stock may also be issued by the Registrant upon settlement of the stock purchase contracts or stock purchase units of the Registrant.
(5)

Depository shares will be evidenced by depository receipts issued pursuant to a deposit agreement. In the event the Registrant elects to offer to the public fractional interests in shares of preferred stock registered under this registration statement, depository receipts will be distributed to those persons purchasing such fractional interests and the shares of preferred stock will be issued to the depository under the deposit agreement.

(6)	Warrants may represent rights to purchase debt securities, preferred stock or common stock registered under this registration statement.
(7)	Stock purchase contracts may be issued separately or as stock purchase units.
(8)

Stock purchase units may consist of a stock purchase contract and debt securities or preferred stock registered under this registration statement or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts.

PROSPECTUS

BRUNSWICK CORPORATION

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

DEPOSITORY SHARES

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

WARRANTS

HYBRID SECURITIES COMBINING ELEMENTS OF THE FOREGOING

We may offer and sell from time to time, any of the securities listed above, in one or more series.

This prospectus contains a general description of the securities that we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

Investing in our securities involves risk. See “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BC”.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2008.

i

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any related prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Brunswick Corporation and its financial statements.

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The securities may be sold for United States dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in United States dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus or, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the accompanying prospectus supplement or any other offering materials is accurate only as of the date on their respective covers, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references to “Brunswick,” the “Company,” “our,” “us” and “we” in this prospectus mean Brunswick Corporation and its wholly owned subsidiaries and other entities controlled by Brunswick Corporation except where it is clear from the context that the term means only the issuer, Brunswick Corporation.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC.

The following documents, which we have filed with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2007, filed February 22, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008, filed May 1, 2008 and June 28, 2008, filed July 29, 2008; and

•

Current Reports on Form 8-K filed January 22, 2008, January 31, 2008, March 20, 2008, April 24, 2008, May 14, 2008, Items 2.05 and 2.06 of our Current Report on Form 8-K filed June 26, 2008 and Current Report on Form 8-K filed July 23, 2008.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from us upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference into this prospectus, then the exhibits will not be provided.

Requests for documents relating to us should be directed to:

Lloyd C. Chatfield II

Brunswick Corporation

1 N. Field Ct.

Lake Forest, Illinois 60045-4811

(847) 735-4700

WHERE YOU CAN FIND MORE INFORMATION

We have filed reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information. The SEC also maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov. You may also inspect reports, proxy statements and other information concerning us at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and The Chicago Stock Exchange, One Financial Place, 440 South La Salle Street, Chicago, Illinois 60605. Information about us, including our SEC filings, is also available on our Internet site at http://www.brunswick.com. However, the information on our Internet site is not part of this prospectus or any accompanying prospectus supplements or other offering materials.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain, and any related prospectus supplements, other offering materials and documents deemed to be incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements may include words such as “expect,” “anticipate,” “believe,” “may,” “should,” “could,” “estimate” and similar terms. These statements involve certain risks and uncertainties that may cause actual results to differ materially from those described in the forward-looking statements. See “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. These risks include, but are not limited to:

•

the effect of: (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products;

•	the ability to successfully complete restructuring efforts in the timeframe and cost anticipated;

•	the ability to amend or maintain credit facilities on terms favorable to the company;

•	the ability of the company’s operations to generate expected financial results and levels of cash flow;

•	the ability to transition and ramp up certain manufacturing operations within time and budgets allowed;

•	the success of marketing and cost management programs;

•	the effect of interest rates and fuel prices on demand for marine products;

•	the ability to successfully manage pipeline inventories;

•

the financial strength of dealers, distributors and independent boat builders, their ability to obtain financing for the purchase of company products, and their ability to meet their payment obligations to the company and their third-party financing sources as those obligations become due;

•	the ability to meet repurchase and recourse obligations to third parties arising out of dealer defaults;

•	the ability to comply with all financial covenants and other obligations set forth in the Brunswick Acceptance Company joint venture documents;

•	the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders;

•	the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners;

•	the success of global sourcing and supply chain initiatives;

•	the effect of higher product prices due to technology changes and added product features and components on consumer demand;

•	the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities;

•	the ability to maintain market share, particularly in high-margin products;

•	the success of new product introductions;

•	the ability to maintain product quality and service standards expected by customers;

•	competitive pricing pressures;

•	the ability to develop cost-effective product technologies that comply with regulatory requirements;

•	the ability to successfully develop and distribute products differentiated for the global marketplace;

•	shifts in currency exchange rates;

•	adverse foreign economic conditions;

•	the ability to repay or refinance existing indebtedness when it becomes due;

•	the effect of the downturn in the U.S. economy on the company’s suppliers and the company’s ability to obtain components and raw materials;

•	increased competition from Asian competitors;

•	competition from new technologies;

•	the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and

•	the effect of weather conditions on demand for marine products and retail bowling center revenues.

Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus.

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

DESCRIPTION OF BRUNSWICK

Brunswick, is a global manufacturer and marketer of recreation products including boats, marine engines, fitness equipment and bowling and billiards equipment. Brunswick’s boat offerings include fiberglass pleasure boats; luxury sportfishing convertibles and motoryachts; offshore fishing boats; aluminum fishing, deck and pontoon boats; rigid inflatable boats; and marine parts and accessories. The Company’s engine products include outboard, sterndrive and inboard engines; trolling motors; propellers; marine dealer management systems; and engine control systems. Brunswick’s fitness products include both cardiovascular and strength training equipment. Brunswick’s bowling offerings include products such as capital equipment, aftermarket and consumer products; and billiards offerings include billiards tables and accessories, Air Hockey tables and foosball tables. The Company also owns and operates Brunswick bowling centers in the United States and other countries, and retail billiards stores in the United States.

We are a Delaware corporation and our principal offices are located at 1 N. Field Ct., Lake Forest, Illinois, 60045-4811 and our telephone number is (847) 735-4700.

BRUNSWICK BOAT GROUP

The Brunswick Boat Group (“Boat Group”) manufactures and markets fiberglass pleasure boats, luxury sportfishing convertibles and motoryachts, offshore fishing boats, aluminum fishing, pontoon and deck boats; manufactures and distributes marine parts and accessories; and offers marine dealer management systems.

The Boat Group manages most of Brunswick’s boat brands, evaluates and enhances the Company’s boat portfolio, expands the Company’s involvement in recreational boating services and activities to enhance the consumer experience and dealer profitability, and speeds the introduction of new technologies into boat manufacturing processes.

The Boat Group is comprised of the following boat brands: Albemarle, Cabo and Hatteras luxury sportfishing convertibles and motoryachts; Sea Ray and Sealine yachts, sport yachts, cruisers and runabouts; Bayliner and Maxum cruisers and runabouts; Meridian motoryachts; Boston Whaler, Triton and Trophy fiberglass fishing boats; Crestliner, Harris, Lowe, Lund, Princecraft and Triton aluminum fishing, pontoon and deck boats; and Kayot deck and runabout boats. The Boat Group also includes Integrated Dealer Systems, a leading developer of management systems for dealers of marine products and recreational vehicles; a commercial and governmental sales unit that sells products to the United States Government, state, local and foreign governments, and commercial customers; and several brands comprising its boat parts and accessories business, including Attwood and Land ‘N’ Sea. The Boat Group procures most of its outboard engines, gasoline sterndrive engines and gasoline inboard engines from Brunswick’s Marine Engine segment. The Boat Group also purchases a portion of its diesel engines from Cummins MerCruiser Diesel Marine LLC (“CMD”), a joint venture of Brunswick’s Mercury Marine division with Cummins Marine, a division of Cummins Inc.

MERCURY MARINE GROUP

Mercury Marine Group (“Mercury Marine”) manufactures and markets a full range of sterndrive propulsion systems, inboard engines, outboard engines and water jet propulsion systems under the Mercury, Mercury MerCruiser, Mariner, Mercury Racing, Mercury SportJet and Mercury Jet Drive brand names. In addition, Mercury Marine manufactures and markets engine parts and Marine accessories under the Quicksilver, Mercury Precision Parts, Mercury Propellers and Motorguide brand names, including marine electronics and control integration systems, steering systems, instruments, controls, propellers, trolling motors, service aids and marine lubricants. Mercury Marine’s sterndrive and inboard engines, outboard engines and water jet propulsion systems are sold either to independent boat builders; local, state or foreign governments; or to the Boat Group. In addition, Mercury Marine’s outboard engines and parts and accessories are sold to end-users through a global network of approximately 7,000 marine dealers and distributors, specialty marine retailers and marine service centers.

Mercury Marine, through its joint venture, CMD, supplies integrated diesel propulsion systems to the worldwide recreational and commercial marine markets, including the Boat Group. Mercury Marine’s operations also include MotoTron, a designer and supplier of sophisticated engine control and vehicle networking systems.

Mercury Marine manufactures two-stroke OptiMax outboard engines ranging from 75 to 350 horsepower, all of which feature Mercury Marine’s direct fuel injection technology, as well as four-stroke outboard engine models ranging from 2.5 to 350 horsepower. All of these low-emission engines are in compliance with U.S. Environmental Protection Agency requirements, which required a 75 percent reduction in outboard engine emissions over a nine-year period, ending with the 2006 model year. Mercury Marine’s four-stroke outboard engines include Verado, a series of supercharged outboards ranging from 135 to 350 horsepower, and Mercury’s naturally aspirated four-stroke outboards, which are based on Verado technology, ranging from 75 to 115 horsepower.

To promote advanced propulsion systems with improved handling, performance and efficiency, Mercury Marine, both directly and through its joint venture, CMD, has introduced and is continuing to develop engines and propulsion systems under the brand names of Zeus, Axius and MerCruiser 360.

FITNESS SEGMENT

Brunswick’s Fitness segment is comprised of its Life Fitness division (“Life Fitness”), which designs, manufactures and markets a full line of reliable, high-quality cardiovascular fitness equipment (including treadmills, total body cross-trainers, stair climbers and stationary exercise bicycles) and strength-training equipment under the Life Fitness, Hammer Strength and ParaBody brands.

The Company’s Fitness segment manufactures commercial fitness equipment and high-end consumer fitness equipment. Life Fitness’ commercial sales are primarily to private health clubs and fitness facilities operated by professional sports teams, the military, governmental agencies, corporations, hotels, schools and universities. Commercial sales are made to customers either directly, through domestic dealers or through international distributors. Consumer products are sold through specialty retailers and on Life Fitness’ website.

During 2007, Life Fitness launched its Elevation series of commercial cardiovascular training equipment in the United States. These new Elevation series treadmills and elliptical cross-trainers deliver state of the art styling and feature seamless iPod integration through their consoles. In addition, Life Fitness introduced a number of other new fitness products during 2007, including consumer elliptical cross-trainers, treadmills and home gym products, as well as additional commercial selectorized and core strength-training equipment.

BOWLING & BILLIARDS SEGMENT

The Bowling & Billiards segment is comprised of the Brunswick Bowling & Billiards division (“BB&B”). BB&B is a full-line designer, manufacturer and marketer of bowling products, including bowling balls and bowling pins, aftermarket products and parts, and capital equipment, which includes bowling lanes, automatic pinsetters, ball returns, furniture units, and scoring and center management systems. Through licensing arrangements, BB&B also offers an array of bowling consumer products, including bowling shoes, bags and accessories. BB&B also designs and markets a full line of high-quality consumer billiards tables, Air Hockey table games, foosball tables and related accessories.

BB&B operates 105 bowling centers in the United States, Canada and Europe. BB&B bowling centers offer bowling and, depending on size and location, the following activities and facilities: billiards, video, redemption and other games of skill, laser tag, pro shops, meeting and party rooms, restaurants and cocktail lounges. Substantially all of the North American and European BB&B bowling centers offer Cosmic Bowling, an enhanced form of bowling with integrated sound systems and glow-in-the-dark effects. As of June 28, 2008, 45 of BB&B’s bowling centers have been converted into Brunswick Zones, which are modernized bowling centers that offer an array of family-oriented entertainment activities. The entertainment offerings available at Brunswick

Zones are designed to appeal to a broad audience, including families and other recreational bowlers, as well as traditional league bowlers. BB&B has further enhanced the Brunswick Zone concept with expanded Brunswick Zone family entertainment centers, branded Brunswick Zone XL, which are approximately 50 percent larger than typical Brunswick Zones and feature multiple-venue entertainment offerings such as laser tag games and expanded game rooms, and are ideal for customer events such as child and adult birthday parties, team building events and corporate parties. As of June 28, 2008, BB&B operated ten Brunswick Zone XL centers, located in the Chicago, Denver, Minneapolis, Philadelphia, Phoenix and St. Louis markets.

BB&B’s billiards business was established in 1845 and is Brunswick’s oldest enterprise. BB&B designs and markets billiards tables, balls and cues, as well as billiards furniture and related accessories, under the Brunswick and Contender brands. These products are sold worldwide in both commercial and consumer billiards markets. BB&B also operates Valley-Dynamo, a manufacturer of consumer billiards and coin-operated pool tables, Air Hockey table games and foosball tables.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, repurchasing or redeeming existing debt, expanding existing businesses, acquiring businesses and investing in other business opportunities. Pending such use, we may temporarily invest the net proceeds in short-term interest-bearing investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 28, 2008		Year Ended December 31,
			2007		2006		2005		2004		2003
Ratio of earnings to fixed charges(1)	1.0	x	2.0	x	4.5	x	7.9	x	6.9	x	4.5	x

(1)

For computation of the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges to earnings from continuing operations before income taxes and dividends received from equity affiliates, then deducting the undistributed earnings of affiliates. Fixed charges consist of interest expense, estimated interest portion of rental expense and capitalized interest.

GENERAL DESCRIPTION OF SECURITIES

We may offer under this prospectus: debt securities; common stock; preferred stock; depository shares; stock purchase contracts; stock purchase units; warrants to purchase debt securities, common stock or preferred stock; or any combination of the foregoing, either individually or as units consisting of two or more securities.

The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement. If the information contained in the prospectus supplement differs from the following description, you should rely on the information in the prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

Our debt securities are to be issued under an indenture dated as of March 15, 1987 (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), a copy of which is incorporated by reference into this registration statement as an exhibit. The following section is a summary of certain provisions of the Indenture. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions in the Indenture of certain terms. We encourage you to read the indenture and our debt securities for provisions that may be important to you.

Wherever this summary refers to particular sections or defined terms of the Indenture, it is intended that such sections or defined terms shall be incorporated into this prospectus by reference. All capitalized terms included in this summary shall have the same meanings specifically set forth in the Indenture, which are generally summarized below under the heading “Definitions of Certain Terms”. For purposes of this description, references to “the Company,” “Brunswick,” “we,” “our,” and “us” refer only to Brunswick Corporation and not its subsidiaries.

Our debt securities may be issued as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under the heading “Description of Stock Purchase Contracts and Stock Purchase Units”.

GENERAL

The Indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities and provides that debt securities may be issued from time to time in one or more series. The Indenture provides that debt securities will be issued in fully registered form in denominations which may be specified for each particular series, if other than denominations of $1,000 and integral multiples of $1,000 or the equivalent of $1,000 in a foreign-denominated currency. Under the Indenture, debt securities will be unsecured and will rank pari passu with our other unsecured and unsubordinated Indebtedness.

Unless otherwise described in the prospectus supplement relating to the debt securities of any particular series, there are no covenants or provisions contained in the Indenture that may afford the holders of our debt securities protection in the event of a highly leveraged transaction involving us. Any such highly leveraged transaction may adversely affect holders of our debt securities.

We will set forth in a prospectus supplement, including any pricing supplement or term sheet, the following terms of the debt securities, if applicable:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be sold;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;

•	the times at which any such interest will be payable and any regular record dates;

•

the terms and conditions, if any, on which a particular series of debt securities shall be convertible into or exchangeable for, shares of any class or classes of our capital stock or other securities or securities of a third party, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

•	the currency or currencies for which debt securities may be purchased and currency or currencies in which principal of and any interest on the debt security may be payable;

•

if the currency for which debt securities may be purchased, or in which principal of and interest on the debt securities may be payable is at the purchaser’s election, the manner in which such an election may be made;

•

the dates, if any, on which, and the price or prices at which, the debt securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by us and other detailed terms and provisions of any such sinking funds;

•

the date, if any, after which, and the price or prices at which, the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or that of the holder of our debt security, and other detailed terms and provisions of any such optional redemption; and

•	any other terms of the debt securities.

Unless otherwise indicated in the prospectus supplement relating to a particular series of the debt securities, principal, interest and premium, if any, will be payable at offices or agencies that we will maintain in Chicago, Illinois, the Borough of Manhattan in the City and State of New York and such other place or places as we may designate pursuant to the provisions of the Indenture; provided that, at our option, payment of any interest may be made by check mailed to the address of the Person entitled to the interest as it appears in the security register. Debt securities may be presented for registration of transfer or exchange at the office of the trustee in the Borough of Manhattan and at such other place or places as we may designate pursuant to the provisions of the Indenture.

Debt securities may be issued under the Indenture as original issue discount debt securities to be offered and sold at a substantial discount from the principal amount of the debt security. Special United States federal income tax, accounting and other considerations applicable to the debt securities will be described in the prospectus supplement relating to any such original issue discount debt securities.

RESTRICTIONS ON SECURED DEBT

The Indenture provides that we will not, and we will not cause or permit a Restricted Subsidiary to, incur, issue, assume or guarantee any Secured Debt unless the debt securities will be secured by any Mortgage which secures such Secured Debt, so long as such Secured Debt or any other Indebtedness, except for the debt securities, secured by such Mortgage shall exist, equally and ratably with, or prior to, any and all other obligations and indebtedness which shall be so secured. The foregoing restrictions do not apply if after giving effect to all such Secured Debt, the aggregate amount of such Secured Debt would not exceed 10 percent of Consolidated Net Tangible Assets. The aggregate Attributable Debt of the Sale and Leaseback Transactions in existence at that time (excluding Sale and Leaseback Transactions the proceeds of which shall have been or will be used to retire Funded Debt which is not subordinate and junior in right of prior payment to debt securities issued under the Indenture) shall be included along with the aggregate amount of Secured Debt for the purposes of the computation in the immediately preceding sentence.

In addition, the restriction in the immediately preceding paragraph will not apply to the following and the following will be excluded from constituting Secured Debt in any computation described in the immediately preceding paragraph:

•

any Mortgage on any property hereafter acquired or constructed by us or a Restricted Subsidiary to secure or provide for the payment of all or any part of the purchase price or construction cost of such property, including, but not limited to, any indebtedness incurred by us or a Restricted Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on the property;

•	the acquisition of property subject to any Mortgage upon such property existing at the time of acquisition of the property, whether or not assumed by us or such Restricted Subsidiary;

•	any Mortgage existing on the property, outstanding shares of capital stock or indebtedness, of a corporation at the time such corporation becomes a Restricted Subsidiary;

•

Mortgages on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged with or consolidated into us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Restricted Subsidiary (provided, however, that no such Mortgage shall extend to any other of our property or such Restricted Subsidiary’s property prior to such acquisition or to other property thereafter acquired other than additions or improvements to such acquired property);

•

Mortgages on our property or a Restricted Subsidiary’s property in favor or at the request of the United States of America or any state of the United States, or any department, agency or instrumentality or political subdivision of the United States of America or any state of the United States (including Mortgages to secure indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any tender, bid, contract, regulation or statute, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages;

•	any Mortgage on any property or assets of any Restricted Subsidiary to secure indebtedness owing by it to us or to a Restricted Subsidiary;

•	any Mortgage existing on March 15, 1987;

•

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage permitted by the foregoing, inclusive; provided, however, that the principal amount of Secured Debt secured by such Mortgage shall not exceed the principal amount of Secured Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property which secured the Mortgage so extended, renewed or replaced and additions or improvements to such property;

•

carriers’, warehousemen’s, landlords’, mechanics’ and materialmen’s Mortgages incurred in the ordinary course of our business or a Restricted Subsidiary for sums not yet due or being contested in good faith;

•

Mortgages for taxes or assessments or governmental charges or levies on property owned by us or any of our Restricted Subsidiaries, if such taxes, assessments, governmental charges or levies shall not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith;

•

Mortgages to secure payment of worker’s compensation, customs duties or insurance premiums, to secure (or in lieu of) customs, surety or appeal bonds, and for purposes similar to any of the above in the regular course of business; and

•	Mortgages created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith.

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, enter into a Sale and Leaseback Transaction unless either (1) we or such Restricted Subsidiary would be entitled, pursuant to the provisions outlined in “Restrictions on Secured Debt,” to incur Secured Debt in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing the debt securities, or (2) we or such Restricted Subsidiary, within 120 days, apply an amount (which amount shall equal the greater of (a) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (b) the fair value of such property at the time of entering into such Sale and Leaseback Transaction as determined by our board of directors) to the retirement (other than any mandatory retirement) of the Funded Debt as shown on our and our Restricted Subsidiaries’ most recent consolidated balance sheet, which

Funded Debt, in our case, is not subordinated and junior in the right of payment to the prior payment of the debt securities of any series. In lieu of applying all or any part of such amount to the retirement of Funded Debt, we, at our option, may reduce the amount which we shall be required to apply to such retirement by (1) delivering to the Trustee debt securities theretofore purchased or otherwise acquired by us or (2) receiving credit for debt securities theretofore redeemed at our option or redeemed through optional sinking fund payments, which debt securities have not previously been made the basis for the reduction of a mandatory sinking fund payment. In such event, the amount by which the Funded Debt must be retired will be reduced by an amount equal to the aggregate principal amount of such debt securities referred to in the preceding sentence. Any debt securities which shall have been made the basis for a reduction in the amount of Funded Debt required to be retired shall not be available as a credit against mandatory sinking fund payments.

RESTRICTIONS ON MERGER, CONSOLIDATION AND SALE, TRANSFER OR LEASE OF ASSETS

The Indenture provides that we shall not consolidate with or merge into any other corporation, or sell, transfer or lease our properties and assets substantially as an entirety to any Person, nor may any other Person consolidate with or merge into us, or sell or transfer or lease its properties and assets substantially as an entirety to us, unless (i) the Person, if other than us, formed by or resulting from any such consolidation or merger or which shall have purchased, received the transfer of, or leased, such property and assets shall be a corporation organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia and shall expressly assume, by a supplemental indenture, the payment of the principal of, premium, and interest, in each case if any, on all the debt securities and the performance and observance of the covenants of the Indenture, (ii) immediately thereafter no event of default and no event which after notice or lapse of time, or both, would become an event of default shall have happened or be continuing, and (iii) if, as a result of consolidation, merger, sale, transfer or lease, properties or assets of ours would become subject to any Mortgage not permitted under the covenant described above under “Restrictions on Secured Debt,” we shall cause the outstanding debt securities to be secured equally and ratably with, or prior to, such Mortgage. Notwithstanding the provisions summarized in this paragraph, we may, without complying with such provisions, sell, transfer or lease all of our property and assets to another corporation organized and existing under the laws of the United States of America or any state of the United States or the District of Columbia if, immediately after giving effect to such sale, transfer or lease and the receipt of the consolidation, such corporation is one of our wholly owned Restricted Subsidiaries and we would be permitted under the Indenture to incur at least $1 of Secured Debt under the covenant described above under “Restrictions on Secured Debt.”

EVENTS OF DEFAULT

The Indenture defines the following as events of default with respect to any series of debt securities:

•	a default for 30 days in payment of any interest installment due on the debt securities of such series, and continuance of such default for a period of 30 days;

•	a default in payment of principal or premium, if any, on any of the debt securities of such series or in making any mandatory sinking fund payment with respect to debt securities of such series;

•

a default in performance of any other covenant in the debt securities of such series or in the Indenture (to the extent applicable to such series of debt securities) for 60 days after notice to us by the trustee, or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of our outstanding debt securities of such series;

•	certain events of our bankruptcy, insolvency and reorganization; or

•	such additional events of default as may be established with respect to the debt securities of any series in the manner provided in the Indenture.

If an event of default occurs and is continuing, the Trustee or the holders of at least 25 percent of the aggregate principal amount of our outstanding debt securities of such series may declare the principal of all the debt securities of such series to be due and payable immediately. Prior to any declaration accelerating the maturity of any debt securities, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series may waive such default, except a default in the payment of principal of, or premium, if any, or interest on such debt securities.

The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by holders of the debt securities of any series before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture also provides that the holders of a majority of the aggregate principal amount of our outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series, subject to certain exceptions.

The Indenture contains a covenant that we will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

MODIFICATION OF THE INDENTURE

The Indenture permits us and the Trustee, without the consent of the holders of any outstanding debt securities, to execute supplemental indentures for the following purposes:

•	to establish the form and terms of any new series of debt securities;

•	to provide for a successor to us under the Indenture;

•	to add covenants for the protection of holders of the debt securities of any series;

•

to cure any ambiguity or to correct or supplement any provision in the Indenture or in any supplemental indenture that is defective or inconsistent with the Indenture or any supplemental indenture as shall not adversely affect the holders of any debt securities;

•	to provide for a successor trustee; or

•	to change any provisions of the Indenture to be effective only when no debt securities of any series entitled to the benefit of such provision are outstanding.

The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than 66-2/3 percent of the aggregate principal amount of our outstanding debt securities of any series that would be affected by any such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of our debt securities of such series, except that no such supplemental indenture may:

•	extend the fixed maturity of any debt security;

•	reduce the rate or extend the time of payment of any interest on a debt security;

•	reduce the principal amount of the debt security or any premium on the debt security;

•	extend the time of or reduce the amount of any mandatory sinking fund payment;

•	change the currency of payment of such debt security; or

•	impair the rights of the holder of such debt security to institute suit for the enforcement of any payment of principal, premium or interest, if any, on such debt security,

in each case without the consent of the holder of each such debt security so affected. Further, no such supplemental indenture may reduce the aforesaid percentage of debt securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding debt securities of such series.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

The Indenture provides that we, at our option:

•

will be discharged from any and all obligations in respect of the debt securities (except for certain obligations such as obligations to (a) register the transfer or exchange of debt securities, (b) replace stolen, lost or mutilated debt securities; and (c) maintain paying agencies) and after such discharge the holders of debt securities shall look only to the trustee for payment from the deposit in trust of the debt security; or

•

need not comply with certain restrictive covenants of the Indenture (including those described under “Restrictions on Secured Debt,” “Restrictions on Sale and Leaseback Transactions” and “Restrictions on Merger, Consolidation and Sale, Transfer or Lease of Assets”),

in each case if we deposit with the Trustee, in trust, money or U.S. Government Obligations (or, in the case of debt securities denominated in a foreign currency, Foreign Government Obligations), or any combination of U.S. Government Obligations and Foreign Government Obligations, which through the payment of interest on the debt security and principal of the debt security in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of and premium, if any, and interest on the debt securities on the dates such installments of interest or principal are due in accordance with the terms of the Indenture and the debt securities; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations (or Foreign Government Obligations) to the payment of such installments of principal of, and premium, if any, and interest with respect to the debt securities.

To exercise the option referred to in the first bullet of the preceding paragraph, we are required to deliver to the Trustee an opinion of outside counsel of nationally recognized standing or a ruling from or published by the United States Internal Revenue Service to the effect that the exercise of such option would not cause holders of debt securities to recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such option. To exercise the option referred to in the second bullet of the preceding paragraph, we are not required to deliver to the trustee an opinion of counsel or ruling to such effect.

DEFINITIONS OF CERTAIN TERMS

The following definitions are more fully set forth in article one of the Indenture:

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction at any particular time, the present value, discounted at a rate per annum (compounded semi-annually) equal to the effective weighted-average interest rate on the outstanding debt securities (calculated in accordance with the terms of the Indenture), of the obligation of the lessee for rental payments (calculated in accordance with generally accepted accounting principles) due during the remaining term of such lease (which may, if in accordance with generally accepted accounting principles, include any period for which such lease has been extended or may, at the option of the lessee, be extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges. In case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Consolidated Current Liabilities” means the aggregate of our and our Restricted Subsidiaries’ current liabilities appearing on our and our Restricted Subsidiaries’ most recent available consolidated balance sheet, all in accordance with generally accepted accounting principles; but excludes any of our and our Restricted Subsidiaries’ obligations issued under a revolving credit agreement or other similar agreement if the obligation issued under such agreement matures by its terms within twelve months from the date of such agreement. This exclusion does not apply to obligations that may be renewed, extended, reborrowed or refunded at our or any of our Restricted Subsidiaries’ option for a term in excess of twelve months from the date of determination.

“Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities.

“Consolidated Tangible Assets” means the aggregate of all of our and our Restricted Subsidiaries’ assets (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principles but excluding the value of assets or investment in any of our Unrestricted Subsidiaries) appearing on our and our Restricted Subsidiaries’ most recent available consolidated balance sheet at their net book values, after deducting related depreciation, amortization and other valuation reserves and excluding (a) any capital write-up resulting from reappraisals of assets or of other investments after March 15, 1987 (other than a write-up of any assets constituting part of the assets and business of another corporation made in connection with the acquisition, direct or indirect, of the assets and business of such other corporation), except as permitted in accordance with generally accepted accounting principles, (b) treasury stock, and (c) patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all in accordance with generally accepted accounting principles.

“Foreign Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, (a) a government other than that of the United States of America or (b) an agency of a government other than that of the United States of America for the payment of which obligations or guarantee the full faith and credit of such government is pledged.

“Funded Debt” of any corporation means any Indebtedness created, issued, incurred, assumed or guaranteed by such corporation, whether secured or unsecured, maturing more than one year after the date of determination of that Indebtedness or which may by its terms be reborrowed, refunded, renewed or extended to a time more than twelve months after the date of determination of that Indebtedness.

“Indebtedness” means (a) any obligation for borrowed money, (b) any obligation representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory or equipment on terms customary in the trade, (c) any obligation, whether or not assumed, secured by a Mortgage on, or payable out of the proceeds or production from, property now owned or hereafter acquired by the obligor, and (d) any obligation in respect of lease rentals which under generally accepted accounting principles would be shown on our and our Restricted Subsidiaries’ consolidated balance sheet as a liability item other than a current liability.

“Mortgage” means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of such government or agency.

“Principal Property” means any of our and our Restricted Subsidiaries’ manufacturing plants or other facilities, whether now owned or hereafter acquired, which, in the opinion of our board of directors, is of material importance to the business conducted by us and our Restricted Subsidiaries as a whole.

“Restricted Subsidiary” means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary which was an Unrestricted Subsidiary but which, subsequent to March 15, 1987, is designated by our board of directors to be a Restricted Subsidiary; provided, however, that we may not designate any such Subsidiary to be a Restricted Subsidiary if we would thereby breach any covenant contained in the Indenture (on the assumptions that any outstanding Secured Debt of such Subsidiary was incurred at the time of such designation and that any Sale and Leaseback Transaction to which such Subsidiary is then a party was entered into at the time of such designation).

“Sale and Leaseback Transaction” means the sale or transfer (except to us or one or more Restricted Subsidiaries) of any Principal Property owned or leased by us or any Restricted Subsidiary on a date which is more than 120 days after the later of (a) the date of acquisition of such Principal Property or (b) the date on which construction of such Principal Property shall have been completed and full operation of such Principal Property shall have commenced, with the intention of leasing back such Principal Property (except a lease for a term of no more than 3 years entered into with the intent that the use by us or such Restricted Subsidiary will be discontinued on or before the expiration of the 3-year term).

“Secured Debt” means any Indebtedness which is secured by a Mortgage on (a) any of our or our Restricted Subsidiaries’ Principal Property or on (b) any shares of capital stock or Indebtedness of any Restricted Subsidiary.

“Subsidiary” means any corporation of which at least a majority of the outstanding stock of such corporation having ordinary voting power to elect a majority of directors of the corporation (irrespective of whether stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

“Unrestricted Subsidiary” means (a) any Subsidiary acquired or organized after March 15, 1987, except for any such Subsidiary which is a successor, directly or indirectly, to any Restricted Subsidiary, (b) any Subsidiary which may acquire recreation centers from us or any Restricted Subsidiary and which is principally engaged in the business of owning, leasing, operating or constructing recreation centers, (c) any Subsidiary the principal business and assets of which are located outside the United States of America, its territories and possessions, (d) Centennial Assurance Company Ltd., a Bermuda corporation, and (e) any Subsidiary substantially all the assets of which consist of stock or Indebtedness of a Subsidiary or Subsidiaries of the character described in clauses (a), (b) or (c), or identified in clause (d), in each case unless and until any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of “Restricted Subsidiary”.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, (a) the United States of America or (b) an agency of the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

DESCRIPTION OF CAPITAL STOCK

GENERAL

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.75 per share, of which approximately 87,603,646 shares were issued and outstanding, as of July 25, 2008, and 12,500,000 shares of preferred stock, par value $0.75 per share, none of which are issued or outstanding.

COMMON STOCK

Each share of common stock is entitled to one vote at all meetings of stockholders for the election of directors and all other matters submitted to stockholder vote. The common stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of common stock when, as and if declared by our board of directors out of funds legally available for paying dividends. Our common stock has no preemptive or similar rights. Upon the liquidation, dissolution or winding up of our affairs, any assets remaining after provision for payment of all liabilities would be distributed pro rata among holders of our common stock. The shares of common stock currently outstanding are fully paid and nonassessable. The shares of common stock outstanding are, and any shares of our common stock offered by this prospectus will be upon issuance against full payment of the purchase price of the common stock, fully paid and nonassessable.

Our certificate of incorporation contains provisions requiring, with some exceptions, any merger, consolidation, disposition of assets or similar business combination with a person who owns 5 percent or more of the shares of our stock entitled to vote in elections of our directors to be approved by the affirmative vote of the holders of two-thirds of the shares of our stock entitled to vote in elections of directors which are not beneficially owned by such person. The certificate of incorporation also requires, with some exceptions, that two independent experts conclude that the terms of any such merger, consolidation, disposition of assets or similar business combination are fair to unaffiliated stockholders and that the opinion of these experts be included in a proxy statement mailed to stockholders. The foregoing provisions may be amended only by the affirmative vote of the holders of two-thirds of the shares of common stock entitled to vote in the elections of our directors, excluding any shares held by a person who owns 5 percent or more of the outstanding shares.

Our certificate of incorporation:

•	divides our board of directors into three classes that serve staggered three-year terms;

•	sets the number of directors at not less than six and not more than 15;

•

permits the number of directors to be increased or decreased within the foregoing range by vote of 80 percent of the directors or the holders of 80 percent of the outstanding shares of our stock entitled to vote in elections of directors;

•	authorizes us to establish the procedures for advance notice for stockholder nominations of directors in our By-laws;

•

permits such nomination procedures to be amended only by vote of 80 percent of our directors or the holders of 80 percent of the outstanding shares of our common stock entitled to vote in elections of directors;

•	gives our board of directors the exclusive power to fill interim vacancies and to determine the qualifications of directors;

•	prohibits the removal of directors without cause;

•	requires that stockholder action be taken at a meeting of our stockholders, except for action by written consents of the holders of preferred stock authorized by our board of directors; and

•	requires the affirmative vote of the holders of 80 percent of our shares entitled to vote in elections of directors to amend the foregoing provisions.

PREFERRED STOCK

Under our certificate of incorporation, our board of directors may direct the issuance of up to 12,500,000 shares of our preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our board of directors pursuant to a certificate of designation without any further vote or action by our stockholders. Preferred stock, upon issuance against full payment of the purchase price for the preferred stock, will be fully paid and nonassessable. We may issue preferred stock as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under “Description of Stock Purchase Contracts and Stock Purchase Units”. The specific terms of a particular series of our preferred stock will be described in the prospectus supplement relating to that series. The description of our preferred stock set forth below and the description of the terms of a particular series of our preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series.

The applicable prospectus supplement will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of a series of preferred stock.

The rights, preferences, privileges and restrictions of our preferred stock of each series will be fixed by the certificate of designation relating to such series. A prospectus supplement, relating to each series, will specify the following terms of the preferred stock:

•	the maximum number of shares to constitute the series and the distinctive designation of the series;

•

the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

•

the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends on shares of the series that the holders of shares of the series shall be entitled to receive upon the redemption of the series;

•

the liquidation preference, if any, and any accumulated dividends on the series, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of our affairs;

•

whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

•

the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of our capital stock or of a third party or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

•	the stated value of the shares of the series;

•	the voting rights, if any, of the shares of the series;

•	any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of the series of preferred stock; and

•	any other terms of the series.

In the event of any voluntary liquidation, dissolution or winding up of our affairs, the holders of any series of any class of our preferred stock shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of our common stock or any other of our shares ranking junior to such series, the amounts fixed by our board of directors with respect to such series and set forth in the applicable prospectus supplement plus an amount equal to all dividends accrued and unpaid on the series to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of our affairs. After payment to our holders of the preferred stock of the full preferential amounts to which they are entitled, our holders of preferred stock, as such, shall have no right or claim to any of our remaining assets.

If liquidating distributions shall have been made in full to all holders of our preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of our capital stock ranking junior to our preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. The merger or consolidation of us into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute our dissolution, liquidation or winding up.

DESCRIPTION OF DEPOSITORY SHARES

GENERAL

We may offer depository receipts for depository shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series of each class represented by depository shares will be deposited under a separate deposit agreement among us, the preferred stock depository named in the deposit agreement and the holders from time to time of our depository receipts. Subject to the terms of the deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depository shares evidenced by such depository receipt, to all the rights and preferences of the preferred stock represented by such depository shares (including dividend, voting, conversion, redemption and liquidation rights).

The depository shares will be evidenced by depository receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depository, we will cause the preferred stock depository to issue, on our behalf, the depository receipts. Copies of the applicable form of deposit agreement and depository receipt may be obtained from us upon request.

DIVIDENDS AND OTHER DISTRIBUTIONS

The preferred stock depository will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the depository receipts evidencing the related depository shares in proportion to the number of such depository receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository.

In the event of a distribution other than in cash, the preferred stock depository will distribute property received by it to the record holders of depository receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository, unless the preferred stock depository determines that it is not feasible to make such distribution, in which case the preferred stock depository may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

Upon surrender of the depository receipts at the corporate trust office of the preferred stock depository (unless the related depository shares have previously been called for redemption), the holders of the depository receipts will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole shares of preferred stock and any money or other property represented by the depository shares evidenced by such depository receipts. Holders of depository receipts will be entitled to receive whole shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depository share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depository shares. If the depository receipts delivered by the holder evidence a number of depository shares in excess of the number of depository shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depository will deliver to such holder at the same time a new depository receipt evidencing such excess number of depository shares.

REDEMPTION OF DEPOSITORY SHARES

Whenever we redeem preferred stock held by the preferred stock depository, the preferred stock depository will redeem as of the same redemption date the number of depository shares representing the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depository the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) of the preferred stock to the date fixed for redemption. The redemption price per depository share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depository shares are to be redeemed, the preferred stock depository will select the depository shares to be redeemed by lot.

After the date fixed for redemption, the depository shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depository receipts evidencing the depository shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depository receipts were entitled upon such redemption upon surrender of the depository receipts to the preferred stock depository.

VOTING OF THE UNDERLYING PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the preferred stock depository will mail the information contained in such notice of meeting to the record holders of the depository receipts evidencing the depository shares which represent such preferred stock. Each record holder of depository receipts evidencing depository shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depository as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depository shares. The preferred stock depository will vote the amount of preferred stock represented by such depository shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depository in order to enable the preferred stock depository to do so. The preferred stock depository will abstain from voting the amount of preferred stock represented by such depository shares to the extent it does not receive specific instructions from holders of our depository receipts evidencing such depository shares.

LIQUIDATION PREFERENCE

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of our depository receipts will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depository share evidenced by such depository receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

The depository shares, as such, are not convertible into our common stock or any of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depository shares, the depository receipts may be surrendered by depository receipt holders to the preferred stock depository with written instructions to the preferred stock depository instructing us to cause conversion of our preferred stock represented by the depository shares evidenced by such depository receipts into whole shares of common stock, other preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect of such instructions, we will cause the conversion of the preferred stock represented by depository shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depository shares evidenced by a depository receipt are to be converted in part only, one or more new depository receipts will be issued for any depository shares not to be converted. No fractional shares of our common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of depository receipt evidencing the depository shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depository. However, any amendment that materially and adversely alters the rights of the holders of depository receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of our depository shares evidenced by the depository receipts then outstanding.

The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depository if a majority of the holders of each class of our depository shares affected by such termination consents to such termination, whereupon the preferred stock depository shall deliver or make available to each holder of depository receipts, upon surrender of the depository receipts held by such holder, such number of whole or fractional shares of our preferred stock as are represented by the depository shares evidenced by such depository receipts. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depository shares shall have been redeemed;

•

there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the holders of depository receipts evidencing the depository shares representing such preferred stock; or

•	each related share of preferred stock shall have been converted into our capital stock not so represented by depository shares.

CHARGES OF PREFERRED STOCK DEPOSITORY

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depository in connection with the performance of its duties under the deposit agreement. However, holders of our depository receipts will pay the fees and expenses of the preferred stock depository for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF PREFERRED STOCK DEPOSITORY

The preferred stock depository may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depository. Any such resignation or removal shall take effect upon the appointment of a preferred stock depository successor. A preferred stock depository successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

The preferred stock depository will forward to holders of our depository receipts any reports and communications from us that are received by the preferred stock depository with respect to the related preferred stock.

Neither we nor the preferred stock depository will be liable if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depository under the deposit agreement will be limited to performing our respective duties under the deposit agreement in good faith and without gross negligence or willful misconduct, and neither we nor the preferred stock depository will be obligated to prosecute or defend any legal proceeding in respect of any depository receipts, depository shares or preferred stock represented by the depository shares unless satisfactory indemnity is furnished. We and the preferred stock depository may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented by the depository shares for deposit, holders of depository receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the preferred stock depository shall receive conflicting claims, requests or instructions from any holders of depository receipts, on the one hand, and us, on the other hand, the preferred stock depository shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected by us at the time of issue, which debt warrant agreement may include or incorporate by reference standard debt securities warrant provisions substantially in the form of the standard debt securities warrant provisions incorporated into this registration statement by reference.

GENERAL

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

Warrantholders do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the Indenture except as otherwise provided in the Indenture.

EXERCISE OF DEBT WARRANTS

Our debt warrants may be exercised by surrendering to our debt warrant agent the debt warrant certificate with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed by the warrantholder or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of the Financial Industry Regulatory Authority (“FINRA”, formerly, the National Association of Securities Dealers, Inc.) or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates shall be accompanied by payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If fewer than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF THE WARRANTS TO PURCHASE

COMMON STOCK OR PREFERRED STOCK

The following statements with respect to the common stock warrants and preferred stock warrants (collectively, the stock warrants) are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue, which stock warrant agreement may include or incorporate by reference standard stock warrant provisions substantially in the form of the standard stock warrant provisions incorporated into this registration statement by reference.

GENERAL

Our stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following:

•	the offering price, if any;

•	the designation and terms of our common stock or preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which our stock warrants and the related securities will be separately transferable;

•	the number of shares of our common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

Our stock warrants may be exercised by surrendering to our stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed by the warrantholder, or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of FINRA or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

ANTIDILUTION AND OTHER PROVISIONS

The exercise price payable and the number of shares of our common stock or preferred stock purchasable upon the exercise of each of our stock warrants and the number of our stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to our holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of our common stock or preferred stock, respectively. In lieu of adjusting the number of shares of our common stock or preferred stock purchasable upon exercise of each of our stock warrants, we may elect to adjust the number of our stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1 percent. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each of our outstanding stock warrants shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our common stock or preferred stock into which such stock warrants were exercisable immediately prior to any such consolidation, merger, sale or conveyance of any of our property.

NO RIGHTS AS STOCKHOLDERS

Holders of our stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, which are contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured, secured or prefunded on some basis to be specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units.

Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered under this prospectus (1) directly to purchasers, (2) through agents, (3) through underwriters or a group of underwriters, (4) through dealers or (5) through a combination of these or other methods of sale. The applicable prospectus supplement with respect to the securities will describe the terms of the offering of these securities and the method of distribution of these securities.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements, which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Any securities offered other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

The agents, dealers and underwriters may be deemed to be underwriters as defined under the Securities Act and any discounts, commissions or concessions received by them from us or any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from us will be described in the applicable prospectus supplement. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

The place and time of delivery for the securities that are described generally in this prospectus will be set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

Certain legal matters in connection with the securities will be passed upon for us by Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603.

EXPERTS

The audited consolidated financial statements and schedule of Brunswick Corporation included in Brunswick Corporation’s Annual Report for the year ended December 31, 2007, and the effectiveness of Brunswick Corporation’s internal control over financial reporting as of December 31, 2007, incorporated by reference into this registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference indicated in their reports with respect to the audited financial statements and schedules, and are included in this registration statement in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses, other than underwriting discounts and commissions, to be paid by the company in connection with the issuance and distribution of an assumed amount of $500,000,000 of securities registered hereby:

SEC registration fee	$19,650	*
Printing and engraving costs	200,000
Legal fees and expenses	500,000
Accounting fees and expenses	150,000
Trustee fees and expenses	75,000
Rating agency fees	550,000
Blue Sky filing and counsel fees	25,000
Miscellaneous	50,000

Total	$1,569,650

*	Under SEC Rules 456(b) and 457(r), the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement.

Item 15.	Indemnification of Officers and Directors.

(A) Section 145 of the Delaware General Corporation Law, under which we are organized, generally empowers a corporation, subject to certain limitations, to indemnify its officers, directors, employees and agents, or others acting in similar capacities for other entities at the request of the corporation, against certain expenses (including attorneys’ fees), judgments, fines and other amounts that may be paid or incurred by them in their capacities as directors, officers, employees or agents of the corporation.

(B) The Certificate of Incorporation of the Registrant authorizes its Board of Directors to indemnify directors, officers, employees or agents of the Registrant to the fullest extent permitted by law.

(C) The Registrant’s By-laws authorize its Board of Directors to indemnify directors, officers, employees and agents of the Registrant in the same circumstances set forth in the Certificate of Incorporation. The Registrant’s By-laws also authorize it to purchase liability insurance on behalf of its directors, officers, employees and agents and to enter into indemnity agreements with its directors, officers, employees and agents.

(D) The Registrant has entered into indemnification agreements with its directors and its officers which provide broader indemnification than the indemnification specifically available under Section 145 of the Delaware General Corporation Law. The agreements provide that the Registrant will indemnify its directors and its officers to the fullest extent permitted by its Certificate of Incorporation (and that is otherwise lawful) against expenses (including attorneys’ fees), judgments, fines, taxes, penalties and settlement payments incurred by reason of the fact that they were directors or officers of the Registrant or acting in similar capacities for other entities at the request of the Registrant. Unlike Section 145 of the Delaware General Corporation Law, this indemnification would, to the extent that it is lawful, cover judgments, fines and amounts paid in settlement of claims against the director or officer whether or not such action is by or in the right of the Registrant or such other entities with respect to which such director or officer serves or has served.

(E) The Registrant is the owner of an insurance policy which covers it for losses incurred pursuant to indemnification obligations set forth above during any policy year, subject to specified exclusions, terms and conditions. The policy also covers the officers and directors of the Registrant for certain of such losses if they are not indemnified by the Registrant.

(F) The Registrant is also the owner of an insurance policy which would reimburse it for certain losses incurred by it pursuant to its fiduciary obligations under the Employee Retirement Income Security Act of 1974 (“ERISA”), subject to specified exclusions, terms and conditions. This policy also covers the officers, directors and employees of the Registrant for certain of their losses incurred as fiduciaries under the ERISA Act, subject to specified exclusions, terms and conditions.

(G) Under the terms of the Equity Underwriting Agreement and the Debt Underwriting Agreement filed as exhibits to this registration statement, directors, certain officers and controlling persons of the Registrant are entitled to indemnification under certain circumstances including proceedings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

Item 16.	Exhibits.

EXHIBIT NO.
1.1	Form of Equity Underwriting Agreement*

1.2	Form of Debt Underwriting Agreement*

3.1	Restated Certificate of Incorporation of Brunswick Corporation (incorporated by reference to Exhibit 19.2 to Brunswick’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1987)

3.3	Brunswick Corporation By-laws (incorporated by reference to Exhibit 3.3 to Brunswick’s Annual Report on Form 10-K for the year ended December 31, 2002)

4.1	Indenture dated as of March 15, 1987, between Brunswick Corporation and BNY Midwest Trust Company, as successor to Harris Trust and Savings and Continental Illinois National Bank and Trust Company of Chicago (incorporated by reference to Exhibit 4.1 to Brunswick’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1987)

4.3	Form of Standard Stock Warrant Provisions*

4.4	Form of Standard Debt Warrant Provisions*

4.5	Form of Corporate Unit Certificate**

4.6	Form of Remarketing Agreement**

4.7	Form of Pledge Agreement**

4.8	Form of Stock Purchase Contract**

4.9	Instrument of Resignation, Appointment and Acceptance signed as of May 25, 2000, by and among Brunswick, Harris Trust and Savings Bank and The Bank of New York (incorporated by reference to Exhibit 4.1 to Brunswick’s registration statement on Form S-3 (Registration No. 333-71344), filed on October 10, 2001)

5.1	Opinion of Sidley Austin LLP

12.1	Statement regarding computation of ratio of earnings to fixed charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1)

24.2	Powers of Attorney (included on the signature page of this registration statement)

25.1	Statement of Eligibility of Trustee on Form T-1 for Bank of New York

*	Incorporated by reference to Brunswick’s registration statement on Form S-3 (Registration No. 333-9997), filed on August 12, 1996
**	To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b)

Item 17.	Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, Illinois on July 29, 2008.

BRUNSWICK CORPORATION

By:	/S/ PETER G. LEEMPUTTE
	Name:	Peter G. Leemputte
	Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Each of the undersigned directors and officers of the Registrant hereby severally constitutes and appoints Peter G. Leemputte, Lloyd C. Chatfield II and Kristin M. Coleman, and each of them, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 22, 2008.

Signature	Title	Date

/S/ DUSTAN E. MCCOY (Dustan E. McCoy)	Chairman and Chief Executive Officer (Principal Executive Officer)	July 22, 2008

/S/ PETER G. LEEMPUTTE (Peter G. Leemputte)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 22, 2008

/S/ ALAN L. LOWE (Alan L. Lowe)	Vice President and Controller (Principal Accounting Officer)	July 22, 2008

/S/ NOLAN D. ARCHIBALD (Nolan D. Archibald)	Director	July 22, 2008

/S/ ANNE E. BÉLEC (Anne E. Bélec)	Director	July 22, 2008

/S/ JEFFREY L. BLEUSTEIN (Jeffrey L. Bleustein)	Director	July 22, 2008

/S/ MICHAEL J. CALLAHAN (Michael J. Callahan)	Director	July 22, 2008

Signature	Title	Date

/S/ CAMBRIA W. DUNAWAY (Cambria W. Dunaway)	Director	July 22, 2008

/S/ MANUEL A. FERNANDEZ (Manuel A. Fernandez)	Director	July 22, 2008

/S/ GRAHAM H. PHILLIPS (Graham H. Phillips)	Director	July 22, 2008

/S/ RALPH C. STAYER (Ralph C. Stayer)	Director	July 22, 2008

/S/ J. STEVEN WHISLER (J. Steven Whisler)	Director	July 22, 2008

/S/ LAWRENCE A. ZIMMERMAN (Lawrence A. Zimmerman)	Director	July 22, 2008

EXHIBIT INDEX

EXHIBIT NO.
1.1	Form of Equity Underwriting Agreement*

1.2	Form of Debt Underwriting Agreement*

3.1	Restated Certificate of Incorporation of Brunswick Corporation (incorporated by reference to Exhibit 19.2 to Brunswick’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1987)

3.3	Brunswick Corporation By-laws (incorporated by reference to Exhibit 3.3 to Brunswick’s Annual Report on Form 10-K for the year ended December 31, 2002)

4.1	Indenture dated as of March 15, 1987, between Brunswick Corporation and BNY Midwest Trust Company, as successor to Harris Trust and Savings and Continental Illinois National Bank and Trust Company of Chicago (incorporated by reference to Exhibit 4.1 to Brunswick’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1987)

4.3	Form of Standard Stock Warrant Provisions*

4.4	Form of Standard Debt Warrant Provisions*

4.5	Form of Corporate Unit Certificate**

4.6	Form of Remarketing Agreement**

4.7	Form of Pledge Agreement**

4.8	Form of Stock Purchase Contract**

4.9	Instrument of Resignation, Appointment and Acceptance signed as of May 25, 2000, by and among Brunswick, Harris Trust and Savings Bank and The Bank of New York (incorporated by reference to Exhibit 4.1 to Brunswick’s registration statement on Form S-3 (Registration No. 333-71344), filed on October 10, 2001)

5.1	Opinion of Sidley Austin LLP

12.1	Statement regarding computation of ratio of earnings to fixed charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5.1)

24.2	Powers of Attorney (included on the signature page of this registration statement)

25.1	Statement of Eligibility of Trustee on Form T-1 for Bank of New York

*	Incorporated by reference to Brunswick’s registration statement on Form S-3 (Registration No. 333-9997), filed on August 12, 1996
**	To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b)